Exhibit 10.11

PARTNERSHIP AGREEMENT

Between:

The CODESMART GROUP (CG)	Division of Extended Learning
103 Waters Edge	SUNY OSWEGO (DEL)
Congers, NY 10920	166 Campus Center
Oswego, NY 13126

This Partnership between The CODESMART GROUP, Inc. and its successors and assigns ("CG") and SUNY OSWEGO's Division of extended Learning ("DEL") is intended to provide quality academic services. This cooperative relationship will also serve as a solution to create job and educational opportunities in the medical coding industry. This document is a description of our partnership.

DEFINITION

Partnership: This Partnership is intended to create a win- win spirit of working together for the common benefit. This is a partnering agreement between DEL and CG, involving the subject matter expertise in ICD10 coding of CG and its CODESMART TM UNIVERSITY program for purposes of DEL offering an online education program in ICD10. This program will help to create job and career opportunities, solve the severe shortage of coders in the medical industry, and also help to upgrade the ICD10 knowledge base of existing coders, physicians, healthcare executives, and medical office managers.

DEL and CG each agree to use their best efforts in order to provide the following services to each other:

CG Services:
a.	CG will provide subject matter expertise in ICD10 and coding and grant DEL permission to offer the CODESMARTTM UNIVERSITY curriculum on a private label basis during the term of this agreement.
b.	CG will grant DEL permission to use the word CODESMARTTM in their private label name on their webpage and on marketing communications during the term of this agreement.
c.	CG will provide on-line customer support and manage the operational issues for CODESMARTTM UNIVERSITY.
d.	CG will provide Continuing Education (CE) content and updates to content as needed.
e.	CG will cooperate with DEL to provide information that will help support the DEL marketing efforts.
f.	CG will process tuition payments and compensate DEL in accordance with this agreement.

II.           DEL Services:
a.
DEL will use its best efforts to market and sell the CG online ICD10 educational program, CODESMARTTM UNIVERSITY, as a private label program with the same care and diligence with which it pursues the sale of its own products and services.

b.	DEL will exclusively represent CODESMARTTM UNIVERSITY for ICD10 education on line during the term of this agreement.
c.	DEL will have a webpage blending their name and the CODSMARTTM brand which will act as the front page for its private label efforts.
d.	DEL will orchestrate their own marketing and public relations campaign to the target market.

TERM:

This agreement shall commence upon signing and remain in effect for a period of five (5) years. Upon expiration of the initial term, this agreement can be renewed at the option of the two parties, for an additional two (2) year term under the conditions and fees agreed to by the parties. Either party may provide written notice to the other party of its intent to cancel this agreement at any time with at least sixty (60) days prior notice of the requested termination.

LICENSES

(i) From CG: CG grants to DEL, its employees and agents, permission to use the CG ICD10/coding curriculums, CODESMARTTM UNIVERSITY delivered on-line, ICD10 subject matter expertise, ACQA certification, during the term of this Agreement. Title to the CG CODESMARTTM UNIVERSITY materials and content is and shall, at all times, remain with CG. The materials are trade secrets and are proprietary property of CG. The DEL, its employees and agents will use reasonable efforts to keep the CG CODESMARTTM UNIVERSITY materials and content confidential with the same care and consideration as it uses with its own confidential, trade secret and proprietary information. DEL agrees not to destroy or remove any proprietary markings or any other copyright from any of these materials. DEL's obligation under this section will survive the expiration or termination of this Agreement.
(ii) From DEL: DEL grants to CG an endorsement of the CODESMARTTM UNIVERSITY to CG hereunder (collectively the "DEL Licensed Materials") during the term of this Agreement solely for the purposes of providing the Services agreed to in this Agreement. This includes the right to use the DEL logos and name as necessary for the aforementioned purposes. CG agrees not to destroy or remove any proprietary markings or any other copyright from any DEL materials. CG' obligation under this section will survive the expiration or termination of this Agreement.

FEES AND REVENUE SHARING

a.
DEL will receive a fee equivalent to percentage of the tuition received by CG as a result of each tuition paid for enrollment of students in the CODESMARTTM UNIVERSITY that is generated by the DEL private label marketing effort. Payment to DEL will be due from CG monthly by the 15th of each month for the previous month's tuition collected.

b.	DEL will receive 10% of the tuition paid to CODESMARTTM UNIVERSITY by each student from the DEL referral pipeline.

TUITION

CG will advise DEL of appropriate tuition ranges for the online courses both for ICD10 upgrades and ICD10 students new to the field. The organizations may mutually agree to run special promotions or special programs at certain times.

TERMINATION

(i) Upon termination by the DEL or CG of this agreement, the DEL would not have the right to utilize, market, or deliver the CODESMARTTM UNIVERSITY curriculums, CE credits or programs or benefit from the CG programs financially after termination unless they received written permission from CG.
(ii) Either party has the right to terminate this agreement with 60 days written notice to the other party.

INDEMNIFICATION

Subject to the availability of lawful appropriations, each party to this Agreement shall indemnify, defend, and hold harmless the other party and its officers, directors, partners, principals, agents, independent contractors, employees, licensees, subcontractors and their respective personnel from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees and court costs), interest, penalties or other loss directly or indirectly arising out of, in connection with or with respect to any breach of this Agreement including, but not limited to, breach of any covenant, representation or warranty herein or violation of applicable law or any fraudulent, criminal, negligent and/or bad faith acts or omissions by such party or its officers, directors, partners, principals, independent contractors, employees, licensees, subcontractors and their respective personnel under this Agreement.

ADDITIONAL TERMS

A.	Both parties agree to act at all times in a legal, ethical manner with respect to each other's programs and in a manner that will not bring disrepute DEL or upon CG.
B.
CG will provide a monthly report to DEL with an accounting for enrollment, fees generated, collected, etc. All financial activity between each party will be fully transparent for purposes of this relationship.

C.
This Agreement is not intended to be or to create, shall not be deemed to be or to create, and shall not be treated as a general or limited partnership, association or joint venture or agency, or employment relationship between the parties and neither party shall have the right or power to bind or obligate the other. Each party is an independent contractor to the other and this is a licensing agreement.

D.
The Agreement, together with any attached Exhibits, shall be governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof No suit or action arising under this Agreement shall be brought unless instituted and maintained in any state or federal court of competent jurisdiction in, State of New York.

E.
Notices - All notices required by this Agreement shall be in writing and deemed given when delivered in person, or three days after the day of mailing by certified mail, return receipt requested, or two days after delivery to a nationally recognized overnight courier to each parties official address.

ACCEPTED AND AGREED

International Alliance Solutions and its assigns Ira E. Shapiro
CEO
By: /s/Ira Shapiro              Date: 12/19/12

SUNY OSWEGO
VP for Administration
By: /s/ Nicholas Lyoiss
Date: 12/13/12

Standard Contract Clause State University of New York	EXHIBIT A	January 6, 2012

The parties to the attached contract, license, lease, amendment or other agreement of any kind (hereinafter, "contract") agree to be bound by the following clauses which are hereby made a part of the contract (the word "Contractor' herein refers to any party other than the State, whether a Contractor, licensor, licensee, lessor, lessee or any other party):

3. COMPTROLLER'S APPROVAL. (a) In accordance with Section 112 of the State Finance Law, Section 355 of New York State Education Law, and 8 NYCRR 316, Comptroller's approval is not required for the following contracts: (i)materials; (ii) equipment and supplies, including computer equipment; (iii) motor vehicles; (iv) construction; (v) construction-related services; (vi) printing; and (vii) goods for State University health care facilities, including contracts for goods made with joint or group purchasing arrangements.

(b) Comptroller's approval is required for the following contracts! (i) contracts for services not listed in Paragraph (3)(a) above made by a State University campus or health care facility certified by the Vice Chancellor and Chief Financial Officer, if the contract value exceeds $250,000; (ii) contracts for services not listed in Paragraph (3)(a) above made by a State University campus not certified by the Vice Chancellor and Chief Financial Officer, if the contract value exceeds $50,000; (iii) contracts for services not listed in Paragraph (3)(a) above made by health care facilities not certified by the Vice Chancellor and Chief Financial Officer, if the contract value exceeds $75,000; (iv) contracts whereby the State University agrees to give something other than money, when the value or reasonably estimated value of such consideration exceeds $10,000; (v) contracts for real property transactions if the contract value exceeds $50,000; (vi) all other contracts not listed in Paragraph 3(a) above, if the contract value exceeds $50,000, e.g. SUNY acquisition of a business and New York State Finance Article 11B contracts and (vii) amendments for any amount to contracts not listed in Paragraph (3)(a) above, when as so amended, the contract exceeds the threshold amounts stated in Paragraph (b) herein;

(c) Any contract that requires Comptroller approval shall not be valid, effective or binding upon the State University until it has been approved by the Comptroller and filed in the Comptroller's office.

4. WORKERS' COMPENSATION BENEFITS. In accordance with Section 142 of the State Finance Law, this contract shall be void and of no force and effect unless the Contractor shall provide and maintain coverage during the life of this contract for the benefit of such employees as are required to be covered by the provisions of the Workers' Compensation Law.

5. NON-DISCRIMINATION REQUIREMENTS. To the extent required by Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions, the Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, sexual orientation, age, disability, genetic predisposition or carrier status, or marital status. Furthermore, in accordance with Section 220-e of the Labor Law, if this is a contract for the construction, alteration or repair of any public building or public work or for the manufacture, sale or distribution of materials, equipment or supplies, and to the extent that this contract shall be performed within the State of New York, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, disability, sex, or national origin: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this contract. If this is a building service contract as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof, Contractor agrees that neither it nor its subcontractors shall by reason of race, creed, color, national origin, age, sex or disability: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this contract. Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-e or Section 239 as well as possible termination of this contract and forfeiture of all moneys due hereunder for a second or subsequent violation

 6. WAGE AND HOURS PROVISIONS. If this is a public work contract covered by Article 8 of the Labor Law or a building service contract covered by Article 9 thereof, neither Contractor's employees nor the employees of its subcontractors may be required or permitted to work more than the number of hours or days stated in said statutes, except as otherwise provided in the Labor Law and as set forth in prevailing wage and supplement schedules issued by the State Labor Department. Furthermore, Contractor and its subcontractors must pay at least the prevailing wage rate and pay or provide the prevailing supplements, including the premium rates for overtime pay, as determined by the State Labor Department in accordance with the Labor Law. Additionally, effective April 28, 2008, if this is a public work contract covered by Article 8 of the Labor Law, the Contractor understands and agrees that the filing of payrolls in a manner consistent with Subdivision 3-a of Section 220 of the Labor Law shall be a condition precedent to payment by SUNY of any SUNY-approved sums due and owing for work done upon the project.

7. NON-COLLUSIVE BIDDING CERTIFICATION. In accordance with Section 139-d of the State Finance Law, if this contract was awarded based on the submission of competitive bids, Contractor affirms, under penalty of perjury, and each person signing on behalf of Contractor, and in the case of a joint bid each party thereto certifies as to its own organization, under penalty of perjury, that to the best of its knowledge and belief that its bid was arrived at independently and without collusion aimed at restricting competition. Contractor further affirms that, at the time Contractor submitted its bid, an authorized and responsible person executed and delivered it to SUNY a non-collusive bidding certification on Contractor's behalf.

8. INTERNATIONAL BOYCOTT PROHIBITION. In accordance with Section 220-f of the Labor Law and Section 139-h of the State Finance Law, if this contract exceeds $5,000, the Contractor agrees, as a material condition of the contract, that neither the Contractor nor any substantially owned or affiliated person, firm, partnership or corporation has participated, is participating, or shall participate in an international boycott in violation of the federal Export Administration Act of 1979 (50 USC App. Sections 2401 et seq.) or regulations thereunder. If such Contractor, or any of the aforesaid affiliates of Contractor, is convicted or is otherwise found to have violated said laws or regulations upon the final determination of the United States Commerce Department or any other appropriate agency of the United States subsequent to the contract's execution, such contract, amendment or modification thereto shall be rendered forfeit and void. The Contractor shall so notify the State Comptroller within five (5) business days of such conviction, determination or disposition of appeal (2 NYCRR 105.4).

9. SET-OFF RIGHTS. The State shall have all of its common law, equitable and statutory rights of set-off. These rights shall include, but not be limited to, the State 's option to withhold for the purposes of set-off any moneys due to the Contractor under this contract up to any amounts due and owing to the State with regard to this contract, any other contract with any State department or agency, including any contract for a term commencing prior to the term of this contract, plus any amounts due and owing to the State for any other reason including, without limitation, tax delinquencies or monetary penalties relative thereto. The State shall exercise its setoff rights in accordance with normal State practices including, in cases of set-off pursuant to an audit, the finalization of such audit by the State, its representatives, or the State Comptroller.

10. RECORDS. The Contractor shall establish and maintain complete and accurate books, records, documents, accounts and other evidence directly pertinent to performance under this contract (hereinafter, collectively, "the Records"). The Records must be kept for the balance of the calendar year in which they were made and for six (6) additional years thereafter. The State Comptroller, the Attorney General and any other person or entity authorized to conduct an examination, as SUNY and its representatives and entities involved in this contract, shall have access to the Records during normal business hours at an office of the Contractor within the State of New York or, if no such office is available, at a mutually agreeable and reasonable venue within the State, for the term specified above for the purposes of inspection, auditing and copying. SUNY shall take reasonable steps to protect from public disclosure any of the Records which are exempt from disclosure under Section 87 of the Public Officers Law (the "Statute") provided that: (i) the Contractor shall timely inform an appropriate SUNY official, in writing, that said Records should not be disclosed; and (ii) said Records shall be sufficiently identified; and (iii) designation of said Records as exempt under the Statute is reasonable. Nothing contained herein shall diminish, or in any way adversely affect, SUNY's or the States right to discovery in any pending or future litigation.

11. IDENTIFYING INFORMATION AND PRIVACY NOTIFICATION. Identification Number(s). Every invoice or New York State Claim for Payment submitted to the State University of New York by a payee, for payment for the sale of goods or services or for transactions (e.g., leases, easements, licenses, etc.) related to real or personal property must include the payee's identification number. The number is any or all of the following: (i) the payee's Federal employer identification number, (ii) the payee's Federal social security number, and/or (iii) the payee's Vendor Identification Number assigned by the Statewide Financial System.Failure to include such number or numbers may delay payment. Where the payee does not have such number or numbers, the payee, on its invoice or Claim for Payment, must give the reason or reasons why the payee does not have such number or numbers.

(b) Privacy Notification. (1) The authority to request the above personal information from a seller of goods or services or a lessor of real or personal property, and the authority to maintain such information, is found in Section 5 of the State Tax Law. Disclosure of this information by the seller or lessor to the State University of New York is mandatory. The principal purpose for which the information is collected is to enable the State to identify individuals, businesses and others who have been delinquent in filing tax returns or may have understated their tax liabilities and to generally identify persons affected by the taxes administered by the Commissioner of Taxation and Finance. The information will be used for tax administration purposes and for any other purpose authorized by law. (2) The personal information is requested by the purchasing unit of the State University of New York contracting to purchase the goods or services or lease the real or personal property covered by this contract or lease. The information is maintained in the Statewide Financial System by the Vendor Management Unit within the Bureau of State Expenditures, Office of the State Comptroller, 110 State Street, Albany, New York 12236.

12. EQUAL EMPLOYMENT OPPORTUNITIES FOR MINORITIES AND WOMEN. (a) In accordance with Section 312 of the Executive Law and 5 NYCRR 143, if this contract is: (i) a written agreement or purchase order instrument, providing for a total expenditure in excess of $25,000.00, whereby a contracting agency is committed to expend or does expend funds in return for labor, services, supplies, equipment, materials or any combination of the foregoing, to be performed for, or rendered or furnished to the contracting agency; or (ii) a written agreement in excess of $100,000.00 whereby a contracting agency is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon; or (iii) a written agreement in excess of $100,000.00 whereby the owner of a State assisted housing project is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon for such project, then the following shall apply and by signing this agreement the Contractor certifies and affirms that it is Contractor's equal employment opportunity policy that:

(1) The Contractor will not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or marital status, and will undertake or continue existing programs of affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination. Affirmative action shall mean recruitment, employment, job assignment, promotion, upgradings, demotion, transfer, layoff, or termination and rates of pay or other forms of compensation;

(2) at SUNY's request, Contractor shall request each employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding, to furnish a written statement that such employment agency, labor union or representative will not discriminate on the basis of race, creed, color, national origin, sex, age, disability or marital status and that such union or representative will affirmatively cooperate in the implementation of the Contractor's obligations herein; and

(3) Contractor shall state, in all solicitations or advertisements for employees, that, in the performance of the State contract, all qualified applicants will be afforded equal employment opportunities without discrimination because of race, creed, color, national origin, sex, age, disability or marital status.

(b) Contractor will include the provisions of "1", "2" and "3", above, in every subcontract over $25,000.00 for the construction, demolition, replacement, major repair, renovation, planning or design of real property and improvements thereon (the "Work") except where the Work is for the beneficial use of the Contractor. Section 312 does not apply to: (i) work, goods or services unrelated to this contract; or (ii) employment outside New York State. The State shall consider compliance by a Contractor or sub-contractor with the requirements of any federal law concerning equal employment opportunity which effectuates the purpose of this section.

SUNY shall determine whether the imposition of the requirements of the provisions hereof duplicate or conflict with any such federal law and if such duplication or conflict exists, SUNY shall waive the applicability of Section 312 to the extent of such duplication or conflict. Contractor will comply with all duly promulgated and lawful rules and regulations of the Department of Economic Development's Division of Minority and Women's Business Development pertaining hereto.

13. CONFLICTING TERMS. In the event of a conflict between the terms of the contract (including any and all attachments thereto and amendments thereof) and the terms of this Exhibit A, the terms of this Exhibit A shall control.

14. GOVERNING LAW. This contract shall be governed by the laws of the State of Ngw York except where the Federal supremacy clause requires otherwise.

15. LATE PAYMENT. Timeliness of payment and any interest to be paid to Contractor for late payment shall be governed by Article 11-A of the State Finance Law to the extent required by law.

16. NO ARBITRATION. Disputes involving this contract, including the breach or alleged breach thereof, may not be submitted to binding arbitration (except where statutorily authorized) but must, instead, be heard in a court of competent jurisdiction of the State of New York.

17. SERVICE OF PROCESS. In addition to the methods of service allowed by the State Civil Practice Law & Rules ("CPLR"), Contractor hereby consents to service of process upon it by registered or certified mail, return receipt requested. Service hereunder shall be complete upon Contractor's actual receipt of process or upon the State's receipt of the return thereof by the United States Postal Service as refused or undeliverable. Contractor must promptly notify the State, in writing, of each and every change of address to which service of process can be made. Service by the State to the last known address shall be sufficient. Contractor will have thirty (30) calendar days after service hereunder is complete in which to respond.

18. PROHIBITION ON PURCHASE OF TROPICAL HARDWOODS. The Contractor certifies and warrants that all wood products to be used under this contract award will be in accordance with, but not limited to, the specifications and provisions of State Finance Law §165 (Use of Tropical Hardwoods), which prohibits purchase and use of tropical hardwoods, unless specifically exempted, by the State or any governmental agency or political subdivision or public benefit corporation. Qualification for an exemption under this law will be the responsibility of the contractor to establish to meet with the approval of the State. In addition, when any portion of this contract involving the use of woods, whether supply or installation, is to be performed by any subcontactor, the prime Contractor will indicate and certify in the submitted bid proposal that the subcontractor has been informed and is in compliance with specifications and provisions regarding use of tropical hardwoods as detailed in Section 165 of the State Finance Law. Any such use must meet with the approval of the State, otherwise, the bid may not be considered responsive. Under bidder certification, proof of qualification for exemption will be the responsibility of the Contractor to meet with the approval of the State.

19. MacBRIDE FAIR EMPLOYMENT PRINCIPLES. In accordance with the MacBride Fair Employment Principles (Chapter 807 of the Laws of 1992) , the Contractor hereby stipulates that Contractor and any individual or legal entity in which the Contractor holds a ten percent or greater ownership interest and any individual or legal entity that holds a ten percent or greater ownership interest in the Contractor either (a) have no business operations in Northern Ireland, or (b) shall take lawful steps in good faith to conduct any business operations in Northern Ireland in accordance with the MacBride Fair Employment Principles (as described in Section 165(5) of the State Finance Law), and shall permit independent monitoring of compliance with such principles.

20. OMNIBUS PROCUREMENT ACT OF 1992. It is the policy of New York State to maximize opportunities for the participation of New York State business enterprises, including minority and women-owned business enterprises as bidders, subcontractors and suppliers on its procurement contracts.

Information on the availability of New York State subcontractors and suppliers is available from: NYS Department of Economic Development Division for Small Business 30 South Pearl St., 7th Floor Albany, NY 12245

Tel: 518-292-5220
Fax: 518-292-5884
http://www.empire.state.ny.us

A directory of certified minority and women-owned business enterprises is available from:

NYS Department of Economic Development Division of Minority and Women's Business Development
30 South Pearl St., 7th Floor
Albany, NY 12245
Tel: 518-292-5250
Fax: 518-292-5803
http://www.empire.state.nv.us

The Omnibus Procurement Act of 1992 requires that by signing this bid proposal or contract, as applicable, Contractors certify that whenever the total bid amount is greater than $1 million:

(a) The Contractor has made reasonable efforts to encourage the participation of New York State Business Enterprises as suppliers and subcontractors, including certified minority and women-owned business enterprises, on this project, and has retained the documentation of these efforts to be provided upon request to SUNY;

(b) The Contractor has complied with the Federal Equal Employment Opportunity Act of 1972 (P.L. 92-261), as amended;

(c) The Contractor agrees to make reasonable efforts to provide notification to New York State residents of employment opportunities on this project through listing any such positions with the Job Search Division of the New York State Department of Labor, or providing such notification in such manner as is consistent with existing collective bargaining contracts or agreements. The contractor agrees to document these efforts and to provide said documentation to the State upon request; and

(d) The Contractor acknowledges notice that SUNY may seek to obtain offset credits from foreign countries as a result of this contract and agrees to cooperate with SUNY in these efforts.

21. RECIPROCITY AND SANCTIONS PROVISIONS. Bidders are hereby notified that if their principal place of business is located in a country, nation, province, state or political subdivision that penalizes New York State vendors, and if the goods or services they offer will be substantially produced or performed outside New York State, the Omnibus Procurement Act of 1994 and 2000 amendments (Chapter 684 and Chapter 383, respectively) require that they be denied contracts which they would otherwise obtain. Contact the NYS Department of Economic Development, Division for Small Business, 30 South Pearl Street, Albany, New York 12245, for a current list of jurisdictions subject to this provision.

22. COMPLIANCE WITH NEW YORK STATE INFORMATION SECURITY BREACH AND NOTIFICATION ACT. Contractor shall comply with the provisions of the New York State Information Security Breach and Notification Act (General Business Law Section 899-aa; State Technology Law Section 208).

23. COMPLIANCE WITH CONSULTANT DISCLOSURE LAW If this is a contract for consulting services, defined for purposes of this requirement to include analysis, evaluation, research, training, data processing, computer programming, engineering, environmental health and mental health services, accounting, auditing, paralegal, legal or similar services, then in accordance with Section 163(4-g) of the State Finance Law, the Contractor shall timely, accurately and properly comply with the requirement to submit an annual employment report for the contract to SUNY, the Department of Civil Service and the State Comptroller.

24. PURCHASES OF APPAREL AND SPORTS EQUIPMENT. In accordance with State Finance Law Section 165(7), SUNY may determine that a bidder on a contract for the purchase of apparel or sports equipment is not a responsible bidder as defined in State Finance Law Section 163 based on (a) the labor standards applicable to the manufacture of the apparel or sports equipment,including employee compensation, working conditions, employee rights to form unions and the use of child labor; or (b) bidder's failure to provide information sufficient for SUNY to determine the labor conditions applicable to the manufacture of the apparel or sports equipment.

25. PROCUREMENT LOBBYING. To the extent this agreement is a "procurement contract" as defined by State Finance Law Sections 139-j and 139-k, by signing this agreement the contractor certifies and affirms that all disclosures made in accordance with State Finance Law Sections 139j and 139-k are complete, true and accurate. In the event such certification is found to be intentionally false or intentionally incomplete, the State may terminate the agreement by providing written notification to the Contractor in accordance with the terms of the agreement.

26. CERTIFICATION OF REGISTRATION TO COLLECT SALES AND COMPENSATING USE TAX BY CERTAIN STATE CONTRACTORS, AFFILIATES AND SUBCONTRACTORS. To the extent this agreement is a contract as defined by Tax Law Section 5-a, if the Contractor fails to make the certification required by Tax Law Section 5-a or if during the term of the contract, the Department of Taxation and Finance or SUNY discovers that the certification, made under penalty of perjury, is false, then such failure to file or false certification shall be a material breach of this contract and this contract may be terminated, by providing written notification to the Contractor in accordance with the terms of the agreement, if SUNY determines that such action is in the best interests of the State.

THE FOLLOWING PROVISIONS SHALL APPLY ONLY TO THOSE CONTRACTS TO WHICH A HOSPITAL OR OTHER HEALTH SERVICE FACILITY IS A PARTY

27. Notwithstanding any other provision in this contract, the hospital or other health service facility remains responsible for insuring that any service provided pursuant to this contract complies with all pertinent provisions of Federal, state and local statutes, rules and regulations. In the foregoing sentence, the word "service" shall be construed to refer to the health care service rendered by the hospital or other health service facility.

28. (a) In accordance with the 1980 Omnibus Reconciliation Act (Public Law 96-499), Contractor hereby agrees that until the expiration of four years after the furnishing of services under this agreement, Contractor shall make available upon written request to the Secretary of Health and Human Services, or upon request, to the Comptroller General of the United States or any of their duly authorized representatives, copies of this contract, books, documents and records of the Contractor that are necessary to certify the nature and extent of the costs hereunder.

(b) If Contractor carries out any of the duties of the contract hereunder, through a subcontract having a value or cost of $10,000 or more over a twelve-month period, such subcontract shall contain a clause to the effect that, until the expiration of four years after the furnishing of such services pursuant to such subcontract, the subcontractor shall make available upon written request to the Secretary of Health and Human Services or upon request to the Comptroller General of the United States, or any of their duly authorized representatives, copies of the subcontract and books, documents and records of the subcontractor that are necessary to verify the nature and extent of the costs of such subcontract.

(c) The provisions of this section shall apply only to such contracts as are within the definition established by the Health Care Financing Administration, as may be amended or modified from time to time.

Affirmative Action Clauses State University of New York	EXHIBIT A-1	June 3, 2011

1. DEFINITIONS. The following terms shall be defined in accordance with Section 310 of the Executive Law:

STATE CONTRACT herein referred to as "State Contract", shall mean: (a) a written agreement or purchase order instrument, providing for a total expenditure in excess of twenty-five thousand dollars ($25,000.00), whereby the State University of New York ("University") is committed to expend or does expend funds in return for labor, services including but not limited to legal, financial and other professional services, supplies, equipment, materials or an combination of the foregoing, to be performed for, or rendered or furnished to the University; (b) a written agreement in excess of one hundred thousand dollars ($100,000.00) whereby the University is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of realproperty and improvements thereon; and (c) a written agreement in excess of one hundred thousand dollars ($100,000.00) whereby the University as an owner of a state assisted housing project is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon for such project.

SUBCONTRACT herein referred to as "Subcontract", shall mean any agreement providing for a total expenditure in excess of $25,000 for construction, demolition, replacement, major repair, renovation, planning or design of real property and improvements thereon between a Contractor and any individual, partnership, corporation, or not-for-profit corporation, in which a portion of a Contractor's obligation under a State Contract is undertaken or assumed, but shall not include any construction, demolition, replacement, major repair, renovation, planning or design of real property and improvements thereon for the beneficial use of Contractor.

WOMEN-OWNED BUSINESS ENTER- PRISE herein referred to as ''VVBE", shall mean a business enterprise, including a sole proprietorship, partnership or corporation that is: (a) at least fifty-one percent owned by one or more United States citizens or permanent resident aliens who are women; (b) an enterprise in which the ownership interest of such women is real, substantial and continuing; (c) an enterprise in which such women ownership has and exercises the authority to control independently the day-to-day business decisions of the enterprise; (d) an enterprise authorized to do business in this state and independently owned and operated; (e) an enterprise owned by an individual or individuals, whose ownership, control and operation are relied upon for certification, with a personal net worth that does not exceed three million five hundred thousand dollars, as adjusted annually on the first of January for inflation according to the consumer price index of the previous year; and (f) an enterprise that is a small business pursuant to subdivision twenty of this section.

A firm owned by a minority group member who is also a woman may be certified as a minority-owned business enterprise, a women-owned business enterprise, or both, and may be counted towards either a minority-owned business enterprise goal or a women-owned business enterprise goal, in regard to any Contract or any goal, set by an agency or authority, but such participation may not be counted towards both such goals. Such an enterprise's participation in a Contract may not be divided between the minority-owned business enterprise goal and the women-owned business enterprise goal.

MINORITY-OWNED BUSINESS ENTERPRISE herein referred to as "MBE", shall mean a business enterprise, including a sole proprietorship, partnership or corporation that is: (a) at least fifty-one percent (51%) owned by one or more minority group members; (b) an enterprise in which such minority ownership is real, substantial and continuing; (c) an enterprise in which such minority ownership has and exercises the authority to control independently the day-to-day business decisions of the enterprise; (d) an enterprise authorized to do business in this state and independently owned and operated; (e) an enterprise owned by an individual or individuals, whose ownership, control and operation are relied upon for certification, with a personal net worth that does not exceed three million five hundred thousand dollars, ($3,500,000.00) as adjusted annually on the first of January for inflation according to the consumer price index of the previous year; and (f) an enterprise that is a small business pursuant to subdivision twenty of this section.

MINORITY GROUP MEMBER shall mean a United States citizen or permanent resident alien who is and can demonstrate membership in one of the following 'groups: (a) Black persons having origins in any of the Black African racial groups; (b) Hispanic persons of Mexican, Puerto Rican, Dominican, Cuban, Central or South American of either Indian or Hispanic origin, regardless of race; (c) Native American or Alaskan native persons having origins in any of the original peoples of North America. (d) Asian and Pacific Islander persons having origins in any of the Far East countries, South East Asia, the Indian Subcontinent or Pacific Islands.

CERTIFIED ENTERPRISE OR BUSINESS shall mean a business verified as a minority or women- owned business enterprise pursuant to section 314 of the Executive Law. A business enterprise which has been approved by the DMWBD for minority or women-owned enterprise status subsequent to verification that the business enterprise is owned, operated, and controlled by minority group members or women, and that also meets the financial requirements set forth in the regulations.

2. TERMS. The parties to the attached State Contract agree to be bound by the following provisions which are made a part hereof (the word "Contractor" herein refers to any party other than the University:

1    (a) Contractor and its Subcontractors shall undertake or continue existing programs of affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination. For these purposes, affirmative action shall apply in the areas of recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, or termination and rates of pay or other forms of compensation.

(b) Prior to the award of a State Contract, the Contractor shall submit an equal employment opportunity (EEO) policy statement to the University within the time frame established by the University.

(c) As part of the Contractor's EEO policy statement, the Contractor, as a precondition to entering into a valid and binding State Contract, shall agree to the following in the performance of the State Contract: (i) The Contractor will not discriminate against any employee or applicant for employment, will undertake or continue existing programs of affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination, and shall make and document its conscientious and active efforts to employ and utilize minority group members and women in its work force on State Contracts;(ii) The Contractor shall state in all solicitations or advertisements for employees that, in the performance of the State Contract, all qualified applicants will be afforded equal employment opportunities without discrimination; (iii) At the request of the University the Contractor shall request each employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding, to furnish a written statement that such employment agency, labor union, or representative will not discriminate, and that such union or representative will affirmatively cooperate in the implementation of the Contractor's obligations herein.

(d) Except for construction Contracts, prior to an award of a State Contract, the Contractor shall submit to the contracting agency a staffing plan of the anticipated work force to be utilized on the State Contract or, where required, information on the Contractor's total work force, including apprentices, broken down by specified ethnic background,gender, and Federal occupational categories or other appropriate categories specified by the contracting agency. The form of the staffing plan shall be supplied by the contracting agency. If Contractor fails to provide a staffing plan, or in the alternative, a description of its entire work force, the University may reject Contractor's bid, unless Contractor either commits to provide such information at a later date or provides a reasonable justification in writing for its failure to provide the same.

(e) After an award of a State Contract, the Contractor shall submit to the University a workforce utilization report, in a form and manner required by the agency, of the work force actually utilized on the State Contract, broken down by specified ethnic background, gender, and Federal occupational categories or other appropriate categories specified by the University.

(f) The Contractor shall include the provisions of this section in every Subcontract in such a manner that the requirements of the provisions will be binding upon each Subcontractor as to work in connection with the State Contract, including the requirement that Subcontractors shall undertake or continue existing programs of affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination, and, when requested, provide to the Contractor information on the ethnic background, gender, and Federal occupational categories of the employees to be utilized on the State Contract.

(g) To ensure compliance with the requirements of this paragraph, the University shall inquire of a Contractor whether the work force to be utilized in the performance of the State Contract can be separated out from the Contractor's and/or Subcontractors' total work force and where the work of the State Contract is to be performed. For Contractors who are unable to separate the portion of their work force which will be utilized for the performance of this State Contract, Contractor shall provide reports describing its entire work force by the specified ethnic background, gender, and Federal Occupational Categories, or other appropriate categories which the agency may specify.

(h) The University may require the Contractor and any Subcontractor to submit compliance reports, pursuant to the regulations relating to their operations and implementation of their affirmative action or equal employment opportunity program in effect as of the date the State Contract is executed.

(i) If a Contractor or Subcontractor does not have an existing affirmative action program, the University may provide to the Contractor or Subcontractor a model plan of an affirmative action program. Upon request, the Director of New York State Department of Economic Development, Division of Minority and Women Business Development (DMWBD) shall provide a contracting agency with a model plan of an affirmative action program.

(j) Upon request, DMWBD shall provide the University with information on specific recruitment sources for minority group members and woman, and contracting agencies shall make such information available to Contractors

2. Contractor must provide the names, addresses and federal identification numbers of certified minority- and women-owned business enterprises which the Contractor intends to use to perform the State Contract and a description of the Contract scope of work which the Contractor intends to structure to increase the participation by Certified minority-and/or women-owned business enterprises on the State Contract, and the estimated or, if known, actual dollar amounts to be paid to and performance dates of each component of a State Contract which the Contractor intends to be performed by a certified minority- or woman-owned business enterprise. In the event the Contractor responding to University solicitation is joint venture, teaming agreement, or other similar arrangement that includes a minority-and women owned business enterprise, the Contractor must submit for review and approval: i. the name, address, telephone number and federal identification of each partner or party to the agreement; ii. the federal identification number of the joint venture or entity established to respond to the solicitation, if applicable; iii. A copy of the joint venture, teaming or other similar arrangement which describes the percentage of interest owned by each party to the agreement and the value added by each party; iv. A copy of the mentor-protégé agreement between the parties, if applicable, and if not described in the joint venture, teaming agreement, or other similar arrangement.

3. PARTICIPATION BY MINORITY GROUP MEMBERS AND WOMEN. The University shall determine whether Contractor has made conscientious and active efforts to employ and utilize minority group members and women to perform this State Contract based upon an analysis of the following factors:

(a) Whether Contractor established and maintained a current list of recruitment sources for minority group members and women, and whether Contractor provided written notification to such recruitment sources that contractor had employment opportunities at the time such opportunities became available.

(b) Whether contractor sent letters to recruiting sources, labor unions, or authorized representatives of workers with which contractor has a collective bargaining or other agreement or understanding requesting assistance in locating minority group members and women for employment.

(c) Whether contractor disseminated its EEO policy by including it in any advertising in the news media, and in particular, in minority and women news media.

(d) Whether contractor has attempted to provide information concerning its EEO policy to Subcontractors with which it does business or had anticipated doing business.

(e) Whether internal procedures exist for, at a minimum, annual dissemination of the EEO policy to employees, specifically to employees having any responsibility for hiring, assignment, layoff, termination, or other employment decisions. Such dissemination may occur through distribution of employee policy manuals and handbooks, annual reports, staff meetings and public postings.

(f) Whether Contractor encourages and utilizes minority group members and women employees to assist in recruiting other employees.

(g) Whether Contractor has apprentice training programs approved by the N.Y.S. Department of Labor which provides for training and hiring of minority group members and women.

(h) Whether the terms of this section have been incorporated into each Subcontract which is entered into by the Contractor.

4. PARTICIPATION BY MINORITY AND WOMEN-OWNED BUSINESS ENTERPRISES. Based upon an analysis of the following factors, the University shall determine whether Contractor has made good faith efforts to provide for meaningful participation by minority-owned and women-owned business enterprises which have been certified by DMWBD:

(a) Whether Contractor has actively solicited bids for Subcontracts from qualified M/WBEs, including those firms listed on the Directory of Certified Minority and Women-Owned Business Enterprises, and has documented its good faith efforts towards meeting minority and women owned business enterprise utilization plans by providing, copies of solicitations, copies of any advertisements for participation by certified minority- and women-owned business enterprises timely published in appropriate general circulation, trade and minority- or women-oriented publications, together with the listing(s) and date(s) of the publications of such advertisements; dates of attendance at any pre-bid, pre-award, or other meetings, if any, scheduled by the University, with certified minority- and women-owned business enterprises, and the reasons why any such firm was not selected to participate on the project.

(b) Whether Contractor has attempted to make project plans and specifications available to firms who are not members of associations with plan rooms and reduce fees for firms who are disadvantaged.

(c) Whether Contractor has utilized the services of organizations which provide technical assistance in connection with M/VVBE participation.

(d) Whether Contractor has structured its Subcontracts so that opportunities exist to complete smaller portions of work.

(e) Whether Contractor has encouraged the formation of joint ventures, partnerships, or other similar arrangements among Subcontractors.

(f) Whether Contractor has requested the services of the Department of Economic Development (DED) to assist Subcontractors' efforts to satisfy bonding requirement.

(g) Whether Contractor has made progress payments promptly to its Subcontractors.

(h) Whether the terms of this section have been incorporated into each Subcontract which is entered into by the Contractor. It shall be the responsibility of Con- tractor to ensure compliance by every Subcontractor with these provisions.

5. GOALS. (a) GOALS FOR MINORITY AND WOMEN WORK FORCE PARTICIPATION.

(i) The University shall include relevant work force availability data, which is provided by the DMWBD, in all documents which solicit bids for State Contracts and shall make efforts to assist Contractors in utilizing such data to determine expected levels of participation for minority group members and women on State Contracts.

(ii) Contractor shall exert good faith efforts to achieve such goals for minority and women's participation. To successfully achieve such goals, the employment of minority group members and women by Contractor must be substantially uniform during the entire term of this State Contract. In addition, Contractor should not participate in the transfer of employees from one employer or project to another for the sole purpose of achieving goals for minority and women's participation.

(b) GOALS FOR MINORITY AND WOMEN-OWNED BUSINESS ENTERPRISES PARTICIPATION. For all State Contracts in excess of 125,000.00 whereby the University is committed to expend or does expend funds in return for labor, services including but not limited to legal, financial and other professional services, supplies, equipment, materials or an combination of the foregoing or all State Contracts in excess of $100,000.00 whereby the University is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon, Contractor shall exert good faith efforts to achieve a participation goal of percent (%) for Certified Minority-Owned Business Enterprises andpercent (%) for Certified Women-Owned Business Enterprises.

6. ENFORCEMENT. The University will be responsible for enforcement of each Contractor's compliance with these provisions. Contractor, and each Subcontractor, shall permit the University access to its books, records and accounts for the purpose of investigating and determining whether Contractor or Subcontractor is in compliance with the requirements of Article 15-A of the Executive Law. If the University determines that a Contractor or Subcontractor may not be in compliance with these provisions, the University may make every reasonable effort to resolve the issue and assist the Contractor or Subcontractor in its efforts to comply with these provisions. If the University is unable to resolve the issue of noncompliance, the University may file a complaint with the DMWBD.

7. DAMAGES FOR NON COMPLIANCE. In the event that the Contractor willfully or intentionally fail to comply with the minority and women owned enterprises participation requirements set forth in the regulations promulgated by the DED as it applies to this State Contract, the Contractor shall be liable to pay to the University as COMPENSATORY DAMAGES, NOT AS PENALTY a sum of money to cover the actual cost incurred by the University for personnel, supplies and overhead for establishing, monitoring, and reviewing minority and women owned business enterprise programmatic goals and affirmative action and equal opportunity in connection with this State Contract. The University may deduct and retain out of the monies which may become due hereunder to the Contractor the amount of any such liquidated damages and, in case the amount which may become due to the Contractor under the provisions of the Contract may be less than the liquidated damages suffered by the University, the Contractor shall pay the difference, upon demand, to the University.